Exhibit 99.6
Athena Capital Management
4 Tower Bridge-Suite 222
West Conshohocken, PA 19428
610-941-2783
June 9, 2005
Dear Members of the Century Bancorp Board:
We manage accounts which collectively own approximately 1% of Century Bancorp’s Class A Non-Voting common stock. As your Chairman, Marshall Sloane, may recall, we have been very long-term holders of the bank’s stock and visited the old headquarters on at least one occasion. We are by no means short term profiteers and respect the work Marshall and the team did steering the bank through the dark days of the last real estate crash and through the 1990’s.
Naturally, we read with interest Mr. Jacobs’ 13D filing reporting his ownership interest in the company and attaching his letter to the Board. While we have never met either him or Mr. Magidson and we find the tone of the letter a bit strident, we find ourselves largely in agreement with his perspective.
The gap between public and private market values for Century has rarely been as wide as it is presently, and it seems unlikely to expect that the bank’s earnings can improve fast enough over the next few years to eliminate that gap with growing dangerously fast, a risk I know the Board and management will not want to take. Given that economic reality, it seems contingent on the board to consider seriously whether the shareholders to whom the Board owes its fiduciary responsibility are best served by Century’s continued independence.
Obviously, the Class A shareholders are, in essence, ministers without a portfolio. Since we have no votes and do not even receive a proxy, there is no institutional mechanism for us to use to register our feelings. Equally obviously, the corporate governance environment has changed dramatically in the last several years, and we hope that the Board will realize that it has a responsibility to the non-voting shareholders as well as those who do get to vote.
The only other aspect of Mr. Jacobs’ letter which we wish to comment on is the subject of board composition. We feel that a board of 15 is far too large to govern an institution of Century’s size effectively, and we concur that five family members and one former officer of Century make for a Board which may not be able to discharge its duties fairly.

In summary, we believe the Board should carefully consider the substance of Mr. Jacobs’ arguments. If there is a compelling economic case for remaining independent, we hope that management and/or the Board will make that case to the shareholders.

Respectfully,

/s/ David P. Cohen
David P. Cohen
President, Athena Capital Management